Exhibit 99.2

14375 NW Science Park Drive
Portland, OR 97229
July 30, 2020

CFO Commentary on Second Quarter and First Half 2020 Financial Results and COVID-19 Impacts and Response Update

Constant-currency net sales, a non-GAAP financial measure, is referenced throughout this commentary. Please see the "Supplemental Financial Information" section and financial tables included below for a more detailed description.

COVID-19 Update

In second quarter 2020, lower net sales and profitability primarily reflect the negative impact of temporary store closures, including our wholesale customers' stores, and lower consumer demand resulting from the ongoing COVID-19 pandemic. The following section summarizes COVID-19 pandemic related issues impacting the Company.

•Health, Safety and Employee Well Being
▪The Company's top priority throughout this crisis remains to protect the health and safety of our employees, their families, our customers and our communities. As stores reopen, we are providing training for all our returning employees, updating signage to include safety guidelines and lowering store capacity to accommodate social distancing. These social distancing measures limit the amount of people that can be in a store at any given time and are impacting the performance of retail operations.
▪We have implemented health and safety protocols, including social distancing and sanitization measures, in our call centers and distribution centers. These new protocols are impacting the efficiency of distribution operations. As a safety precaution, we have had several temporary distribution center shutdowns to sanitize facilities. Despite these setbacks, our call centers and distribution center teams have performed exceptionally well in supporting e-commerce growth.
▪Work from home policies continue in many regions, including the United States, and where employees have returned, the Company is following best practices related to social distancing and sanitization. Even with the challenges of working remotely, our employees continue to perform at high productivity levels. We recognize the difficulties faced by our employees during these challenging times and believe that their commitment demonstrates the strong foundation and culture of our business.

•Store Reopening and E-commerce
▪Entering the second quarter, the vast majority of owned stores across the U.S., Europe, Japan and Canada were closed due to the pandemic, in addition to many of our wholesale customers’ and international distributors' doors. Store reopening timelines in these markets varied by region and predominately occurred within the May and June timeframe. Exiting the quarter, nearly all of our owned stores were open globally. In recent weeks, a small number of locations globally that had reopened were closed again due to local regulations or our safety concerns resulting from new outbreaks. We continue to monitor and evaluate store reopenings on a market by market basis.
▪Overall brick & mortar store traffic remains well below prior year levels. Stores in destination locations and tourist dependent markets remain some of the most severely impacted stores within our fleet as consumers choose to shop closer to home and online. In recent weeks, spikes in COVID-19 cases have had a detrimental impact on our store performance in affected markets.
▪In second quarter 2020, global e-commerce net sales grew 72 percent year-over-year and represented 28 percent of total net sales. E-commerce revenue growth has remained high in the month of July. We continue to adapt our distribution center operations to accommodate the increase in e-commerce sales.

•Financial Liquidity
▪Exiting the quarter, the Company had $476 million in cash and short-term investments and $2.8 million in short-term borrowings. Taken together with available credit capacity, total liquidity was greater than $1 billion.
▪As disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2020, subsequent to quarter end, the Company amended its domestic Credit Agreement to, among other items, suspend the Funded Debt and Interest Coverage Ratio covenants through year end, add a minimum liquidity covenant and reduce the minimum LIBOR rate to 0.50%. We continue to evaluate the credit markets as well as our business trends and liquidity needs, and we are confident in our ability to access additional liquidity should the environment require such actions.

•Cost Structure
▪During first quarter 2020, the Company initiated numerous cost containment measures across the organization. Based on our cost-containment actions and lower variable expenses, we remain on track to lower 2020 operating expenses by more than $100 million, in comparison to last year, before incremental extraordinary expenses related to the COVID-19 pandemic including, exceptional provisions for bad debts, severance and restructuring charges and other related expenses.
▪In addition to the immediate cost containment actions outlined above, we continue to evaluate the Company's cost structure for 2021 and beyond. We anticipate taking further actions in order to right size our ongoing expense structure. We are also evaluating the reallocation of resources to enable long-term growth and execution of our strategic priorities.

•Full Year 2020 Financial Commentary
▪Given the ongoing business disruption and uncertainty surrounding the pandemic, the Company previously withdrew its financial outlook and is not providing an update at this time. Although uncertainty remains unprecedented, we expect sales volume to remain below prior year levels for the balance of the year. Absent further deterioration in trends due to the ongoing pandemic, we would anticipate the second quarter to be the steepest year-over-year quarterly percent decline in net sales of the year, with declines moderating in the second half of the year.

Second Quarter 2020 Financial Results
(All comparisons are between second quarter 2020 and second quarter 2019, unless otherwise noted.)

Financial Summary

	Three Months Ended June 30,
(in millions, except per share amounts)	2020	2019	Change
Net sales	$316.6	$526.2	(40)%
Gross margin	46.2%	48.2%	-200 bps
Selling, General and Administrative rate	68.7%	45.8%	2290 bps
Operating income (loss)	$(70.3)	$16.4	(530)%
Operating margin	(22.2)%	3.1%	-2530 bps
Net income (loss)	$(50.7)	$23.0	(320)%
Diluted earnings (loss) per share	$(0.77)	$0.34	(326)%

Net Sales
Net sales decreased 40 percent to $316.6 million, from $526.2 million for the comparable period in 2019. Net sales declines moderated as the quarter progressed, with April net sales down 58 percent; May net sales down 47 percent and June net sales down 20 percent.

Net Sales Detail

	Three Months Ended June 30,
	Reported Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(in millions, except for percent changes)	2020	2019	% Change	% Change
Geographic Net Sales:
U.S.	$183.2	$315.5	(42)%	(42)%
LAAP	67.4	101.6	(34)%	(32)%
EMEA	58.3	91.6	(36)%	(36)%
Canada	7.7	17.5	(56)%	(54)%
Total	$316.6	$526.2	(40)%	(39)%

Brand Net Sales:
Columbia	$265.8	$454.9	(42)%	(41)%
SOREL	13.3	15.1	(12)%	(11)%
prAna	27.7	38.7	(28)%	(28)%
Mountain Hardwear	9.8	17.5	(44)%	(43)%
Total	$316.6	$526.2	(40)%	(39)%

Product Category Net Sales:
Apparel, Accessories and Equipment	$243.8	$432.2	(44)%	(43)%
Footwear	72.8	94.0	(23)%	(22)%
Total	$316.6	$526.2	(40)%	(39)%

Channel Net Sales:
Wholesale	$159.9	$296.2	(46)%	(46)%
DTC	156.7	230.0	(32)%	(31)%
Total	$316.6	$526.2	(40)%	(39)%

Net Sales Commentary
Unless otherwise noted, net sales declines in second quarter 2020 primarily reflect the negative impact of temporary store closures, including our wholesale customers' stores, and lower consumer demand resulting from the ongoing COVID-19 pandemic.

•United States ("U.S.")
▪Wholesale net sales decreased low-50 percent.
▪Direct-to-consumer ("DTC") net sales decreased low-30 percent, driven by a low-70 percent decline in brick & mortar net sales, partially offset by a low-80 percent increase in e-commerce net sales.
▪The Company had 143 U.S. retail stores at June 30, 2020 (123 outlet; 20 branded) and 4 branded e-commerce sites, compared with 136 stores (113 outlet; 23 branded) and 4 branded e-commerce sites at the same time last year.

•Latin America and Asia Pacific ("LAAP")
▪China net sales decreased low-20 percent (mid-teens percent constant currency).
▪Korea net sales increased high-single-digit percent (mid-teens percent constant-currency). During the quarter, net sales benefited from government incentives that boosted retail consumption.
▪Japan net sales decreased low-50 percent.
▪LAAP distributor net sales decreased high-60 percent.

•Europe, Middle East and Africa ("EMEA")
▪EMEA distributor net sales decreased low-40 percent.
▪Europe-direct net sales decreased low-20 percent.

•Canada
▪Net sales decreased 56 percent (54 percent constant-currency).

Gross Margin

Gross margin contracted 200 basis points to 46.2 percent of net sales, from 48.2 percent of net sales for the comparable period in 2019, primarily reflecting margin pressure related to the COVID-19 pandemic including:
•an increase in inventory reserves; and
•lower DTC product margins reflecting elevated promotional activity; partially offset by
•favorable DTC sales mix resulting from a higher proportion of e-commerce sales, which generally carry higher gross margins; and
•a lower volume of wholesale close-out sales compared to last year.

Selling, General and Administrative ("SG&A") Expenses

SG&A expenses decreased 10 percent to $217.7 million, or 68.7 percent of net sales, from $240.8 million, or 45.8 percent of net sales, for the comparable period in 2019. The decrease in SG&A expenses included:
•lower retail expenses, primarily resulting from lower personnel expenses due to store closures;
•decreased demand creation spending;
•decreased discretionary spending; and
•COVID-19 related government subsidies and incentives; partially offset by
•COVID-19 related expenses, including catastrophic leave and furlough pay as well as severance and other pandemic related costs; and
•retail store related impairments.

Operating Income (Loss)

Loss from operations of $70.3 million, or (22.2) percent of net sales, from operating income of $16.4 million, or 3.1 percent of net sales, for the comparable period in 2019.

Licensing

Net licensing income decreased 68 percent to $1.1 million from $3.5 million for the comparable period in 2019.

Income Tax Expense

Income tax benefit of $19.5 million resulted in an effective income tax rate of 27.7 percent, compared to an income tax benefit of $3.1 million, or a negative effective income tax rate of 15.3 percent, for the comparable period in 2019.

Net Income (Loss)
Net loss of $50.7 million, or $(0.77) per share, from net income of $23.0 million, or $0.34 per diluted share, for the comparable period in 2019.

First Half 2020 Financial Results
(All comparisons are between first half 2020 and first half 2019, unless otherwise noted.)

Financial Summary

	Six Months Ended June 30,
(in millions, except per share amounts)	2020	2019	Change
Net sales	$884.8	$1,180.8	(25)%
Gross margin	47.2%	50.0%	-280 bps
SG&A rate	55.9%	41.7%	1420 bps
Operating income (loss)	$(72.3)	$104.3	(169)%
Operating margin	(8.2)%	8.8%	-1700 bps
Net income (loss)	$(50.5)	$97.2	(152)%
Diluted earnings (loss) per share	$(0.76)	$1.41	(154)%

Net sales decreased 25 percent to $884.8 million, from $1,180.8 million for the comparable period in 2019.

Gross margin contracted 280 basis points to 47.2 percent of net sales, from 50.0 percent of net sales for the comparable period in 2019.

SG&A expenses were essentially flat at $494.5 million, or 55.9 percent of net sales, compared to $492.5 million, or 41.7 percent of net sales, for the comparable period in 2019.

Net licensing income decreased 35 percent to $4.2 million, from $6.5 million for the comparable period in 2019.

Loss from operations was $72.3 million, or (8.2) percent of net sales, from operating income of $104.3 million, or 8.8 of net sales, for the comparable period in 2019.

Income tax benefit of $18.1 million resulted in an effective income tax rate of 26.4 percent, compared to income tax expense of $14.6 million, or an effective income tax rate of 13.0 percent, for the comparable period in 2019.

Net loss of $50.5 million, or $(0.76) per share, compared to net income of $97.2 million, or $1.41 per diluted share, for the comparable period in 2019.

Balance Sheet as of June 30, 2020

Cash, cash equivalents and short-term investments totaled $475.8 million, compared to $524.3 million at June 30, 2019.

Short-term borrowings totaled $2.8 million. There were no short-term borrowings at June 30, 2019.

Including cash, cash equivalents and short-term investments and available credit capacity, total liquidity exceeded $1 billion at quarter end.

Inventories increased 7 percent to $806.9 million, compared to $756.4 million at June 30, 2019. Inventory at quarter-end primarily consisted of current and future season Spring and Fall product. While unsold and aged inventories increased year-over-year, we remain confident in our ability to profitably sell remaining inventory in current and future seasons leveraging the Company's wholesale customers, e-commerce platforms and fleet of outlet stores. Inventory growth was partially offset by the timing of Fall 2020 receipts, which are more heavily weighted to the third quarter this year, compared to Fall 2019 receipts in the prior year. This timing shift primarily reflects supply chain disruptions related to the pandemic that occurred earlier in the year.

Cash Flow for the Six Months Ended June 30, 2020

Net cash used in operating activities was $37.3 million, compared to net cash provided by operating activities of $2.6 million for the same period in 2019.

Capital expenditures totaled $21.0 million, compared to $50.8 million for the same period in 2019.

Share Repurchases for the Six Months Ended June 30, 2020

In first quarter 2020, the Company repurchased 1,557,184 shares of common stock for an aggregate of $132.9 million, or an average price per share of $85.34. The Company did not repurchase shares during second quarter 2020.

At June 30, 2020, $82.2 million remained available under the current stock repurchase authorization. As previously announced, the Company has suspended share repurchases as part of a broader capital preservation effort resulting from the pandemic. Management may resume share repurchases in the future at any time, depending upon market conditions, our capital needs and other factors.

Quarterly Cash Dividend

As previously announced, the Company’s Board of Directors has suspended quarterly cash dividends as part of a broader capital preservation effort resulting from the pandemic. Our Board of Directors will continue to evaluate potential for future dividend distributions.

Strategic Priorities

The Company's immediate focus is on maintaining a strong balance sheet, financial flexibility and sufficient liquidity. Our long-term commitment to driving sustainable and profitable growth has not changed and our strategic priorities remain to:

•drive brand awareness and sales growth through increased, focused demand creation investments;
•enhance consumer experience and digital capabilities in all our channels and geographies;
•expand and improve global DTC operations with supporting processes and systems; and
•invest in our people and optimizing our organization across our portfolio of brands.

Capital Allocation

Given the realized and anticipated declines in net sales, profitability and cash related to the COVID-19 pandemic, our capital allocation priorities have shifted. We remain committed to maintaining our strong balance sheet to enable maximum strategic flexibility and access to additional liquidity if warranted. Within that context, our priorities include preserving liquidity for business operations and mitigating the financial impact of external risks given the pressure currently impacting the retail industry. We plan to revisit our capital allocation priorities when the business stabilizes and cash flows are more reliable and predictable.

Experience First Initiative ("X1")

During 2018, we commenced investment in our X1 initiative, which is designed to enhance our e-commerce systems to take advantage of the changes in consumer browsing and purchasing behavior towards mobile devices. It encompasses re-implementation of our e-commerce platforms to offer improved search, browsing, checkout, loyalty and customer care experiences for mobile shoppers.

We are working toward a phased implementation of X1. In 2019, we implemented X1 across 10 countries in Europe-direct and for the prAna brand in the U.S. The North America implementation for the Columbia, SOREL and Mountain Hardwear brands is planned for third quarter 2020, prior to the peak holiday sales period.
Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including our ability to access additional liquidity, sales volumes and net sales for fiscal year 2020. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to the spread of COVID-19, the severity of the disease, the duration of the COVID-19 pandemic and any spikes, actions that may be taken to contain the pandemic or to treat its impact, and economic slowdowns that have and may continue to result from the pandemic. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended June 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2020	Translation	2020(1)	2019	% Change	% Change(1)
Geographical Net Sales:
United States	$183.2	$—	$183.2	$315.5	(42)%	(42)%
LAAP	67.4	1.9	69.3	101.6	(34)%	(32)%
EMEA	58.3	0.5	58.8	91.6	(36)%	(36)%
Canada	7.7	0.4	8.1	17.5	(56)%	(54)%
Total	$316.6	$2.8	$319.4	$526.2	(40)%	(39)%

Brand Net Sales:
Columbia	$265.8	$2.5	$268.3	$454.9	(42)%	(41)%
SOREL	13.3	0.1	13.4	15.1	(12)%	(11)%
prAna	27.7	—	27.7	38.7	(28)%	(28)%
Mountain Hardwear	9.8	0.2	10.0	17.5	(44)%	(43)%
Total	$316.6	$2.8	$319.4	$526.2	(40)%	(39)%

Product Category Net Sales:
Apparel, Accessories and Equipment	$243.8	$2.0	$245.8	$432.2	(44)%	(43)%
Footwear	72.8	0.8	73.6	94.0	(23)%	(22)%
Total	$316.6	$2.8	$319.4	$526.2	(40)%	(39)%

Channel Net Sales:
Wholesale	$159.9	$1.3	$161.2	$296.2	(46)%	(46)%
DTC	156.7	1.5	158.2	230.0	(32)%	(31)%
Total	$316.6	$2.8	$319.4	$526.2	(40)%	(39)%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.